Exhibit 10.22

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of [●], 2019, by and among Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”) (f/k/a Social Capital Hedosophia Holdings Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), Vieco USA, Inc., a Delaware corporation (the “VG Holder”), SCH Sponsor Corp., a Cayman Islands exempted company (the “SCH Holder”), and [CP Holder]1 (“CP Holder” and, together with the VG Holder, the SCH Holder and any individual or entity who hereafter becomes a party to this Agreement pursuant to Section 15, the “Voting Parties” and each a “Voting Party”).

RECITALS

WHEREAS, the Company, Foundation Sub 1, Inc., a Delaware corporation (“Merger Sub A”), Foundation Sub 2, Inc., a Delaware corporation (“Merger Sub B”), Foundation Sub, LLC, a Delaware limited liability company (“Merger Sub LLC” and, together with Merger Sub A and Merger Sub B, the “Merger Subs” and each, a “Merger Sub”), Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands (“Vieco 10”), the VG Holder, TSC Vehicle Holdings, Inc., a Delaware corporation (“TSCV”), Virgin Galactic Vehicle Holdings, Inc., a Delaware corporation (“VGVH”), and VGH, LLC, a Delaware limited liability company (“VGH” and, together with TSCV and VGVH, the “VG Companies”), have entered into an Agreement and Plan of Merger, dated as of July 9, 2019 as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 2, 2019 (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, (i) Merger Sub A is to merge with and into TSCV, with TSCV continuing on as the surviving entity, (ii) Merger Sub B is to merge with and into VGVH, with VGVH continuing on as the surviving entity and (iii) Merger Sub LLC is to merge with and into VGH, with VGH continuing on as the surviving entity, in each case, on the terms and conditions set forth therein;

WHEREAS, in connection with the Merger, the Company and the Voting Parties are party to a Registration Rights Agreement, dated as of the date hereof (as it may be amended, supplemented, restated and/or modified from time to time, the “Registration Rights Agreement”);

WHEREAS, in connection with the Merger, the Voting Parties have agreed to execute and deliver this Agreement;

WHEREAS, as of immediately following the closing of the Merger (the “Closing”) each of the Voting Parties Beneficially Owns (as defined below) the respective number of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), set forth on Annex A hereto;

WHEREAS, the Voting Parties in the aggregate Beneficially Own (as defined below) shares of Common Stock representing more than fifty percent (50%) of the outstanding voting power of the Company;

WHEREAS, the number of shares of Common Stock Beneficially Owned by each Voting Party may change from time to time, in accordance with the terms of (x) the Certificate of Incorporation of the Company, as it may be amended, supplemented and/or restated from time to time (the “Charter”), (y) the by-laws of the Company and (z) the Registration Rights Agreement, which changes shall be reported by each Voting Party in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

[1]	Note: To updated at closing if a permitted assignee of CP is the purchaser under the Purchase Agreement.

WHEREAS, each of the Voting Parties believes that it is in their respective best interests to qualify the Company as a “controlled company” under the listing standards of NYSE; and

WHEREAS, the parties hereto desire to maintain a group and to enter into this Agreement to provide for voting agreements pursuant to which all of the Voting Parties’ shares of Common Stock will be voted together with respect to elections of the Company’s Board of Directors (the “Board”).

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“CP Shares” shall have the meaning given in the Purchase Agreement.

“Interested Stockholder” means VG Holder or any Affiliate of VG Holder.

“Lock-Up Period” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable law, within such party’s control and do not directly conflict with any rights expressly granted to such party in this Agreement, the Merger Agreement, the Registration Rights Agreement, the Charter or the by-laws of the Company) reasonably necessary and desirable within his, her or its control to cause such result, including, without limitation (i) calling special meetings of the Board and the stockholders of the Company, (ii) voting or providing a proxy with respect to the Voting Shares beneficially owned by such party, (iii) causing the adoption of stockholders’ resolutions and amendments to the Charter or by-laws of the Company, including executing written consents in lieu of meetings, (iv) executing agreements and instruments, (v) causing members of the Board (to the extent such members were elected, nominated or designated by the party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (vi) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

“Permitted Transferees” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Related Transaction” means (i) any and all transactions contemplated by the Purchase Agreement, dated July 9, 2019, among the Company, VG Holder and Chamath Palihapitiya (the “Purchase Agreement”) and (ii) the “Repurchase” (as defined in the Merger Agreement).

“Sunset Date” means the earlier to occur of (i) the date CP Holder is no longer entitled to designate two (2) CP Designees pursuant to this Agreement and (ii) the date VG Holder is no longer entitled to designate two (2) or more VG Designees pursuant to this Agreement.

2.    Agreement to Vote. During the term of this Agreement, each Voting Party shall vote or cause to be voted all securities of the Company that may be voted in the election of the Company’s directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by such Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, including, without limitation, voting or causing to be voted all Voting Shares Beneficially Owned by such Voting Party so that the Board is comprised of the Persons designated pursuant to Subsection 3(a)(i) and Subsection 3(a)(ii). Except as explicitly provided in this Agreement, each Voting Party is free to vote or cause to be voted all Voting Shares Beneficially Owned by such Voting Party. The parties hereto agree and acknowledge that Subsection 3(a)(i) shall not limit the number of directors of the Company that may be designated or elected by VG Holder, whether pursuant to the TMLA or otherwise.

3.    Board of Directors.

a.    Board Representation. Subject to the terms and conditions of this Agreement, from the date of this Agreement, the Company and each Voting Party shall take all Necessary Action to cause, effective immediately following the Effective Time, the Board to be comprised of eight (8) directors:

i.    three of whom (the “VG Designees” and each a “VG Designee”) have been initially designated as set forth on Exhibit 3(a) hereto and shall thereafter be designated by the VG Holder; provided that only for so long as VG Holder Beneficially Owns a number of Voting Shares representing at least the percentage set forth below of the number of Voting Shares currently owned by VG Holder relative to the number of Voting Shares Beneficially Owned by VG Holder immediately following the Effective Time and after taking into account the consummation of any Related Transaction, the Company shall, and the Voting Parties shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of the stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected that number of individuals designated by VG Holder that, if elected, will result in VG Holder having designated the number of directors serving on the Board that is shown below:

Percentage	Number of Directors
50% or greater	3
25% or greater, up to but not including 50%	2
10% or greater, up to but not including 25%	1
Less than 10%	0

ii.    two of whom (the “CP Designees” and each a “CP Designee”) have been initially designated as set forth on Exhibit 3(a) hereto and shall thereafter be designated by the CP Holder; provided that for so long as CP Holder has the right to designate two CP Designees, one of the CP Designees must qualify as an “independent director” under stock exchange regulations applicable to the Company; provided, further, that only for so long as the CP and the SCH Holder Beneficially Own, in the aggregate, a number of Voting Shares representing at least the percentage set forth below of the number of Voting Shares Beneficially Owned by the CP Holder and the SCH Holder, in the aggregate, immediately following the Effective Time and after taking into account the consummation of any Acquiror Share Redemptions and after excluding the CP Shares, the Company shall, and the Voting Parties shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of the stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected that number of individuals designated by CP Holder that, if elected, will result in CP Holder having designated the number of directors serving on the Board that is shown below:

Percentage	Number of Directors
90% or greater	2
50% or greater, up to but not including 90%	1
Less than 50%	0

iii.    two of whom (the “Other Designees”, together with the VG Designees and the CP Designees, the “Designees”) have been initially designated as set forth on Exhibit 3(a) hereto and shall thereafter be designated as determined by the Board; provided, that each of the two Other Designees must qualify in the determination of the Board as an “independent director” under stock exchange regulations applicable to the Company and one of the two Other Designees must qualify as an “audit committee financial expert” within the meaning of U.S. Securities and Exchange Commission Regulation S-K; provided, further, that (x) each Voting Party shall be obligated to vote or caused to be voted any Voting Shares Beneficially Owned by such Voting Party in favor of the election of the Other Designees for the duration of the Lock-Up Period, and (y) except as set forth in the preceding clause (x) no Voting Party shall be obligated to vote or cause to be voted any Voting Shares Beneficially Owned by such Voting Party in favor of the election of any Other Designee and each Voting Party may vote or cause to be voted any Voting Shares Beneficially Owned by such Voting Party with respect to any Other Designee in their sole discretion.

iv.    one of whom (the “CEO Director”) shall be the individual serving as the Chief Executive Officer of the Company and who is initially set forth on Exhibit 3(a) hereto.

b.    Decrease in Designees.

i.    Upon any decrease in the number of directors that the VG Holder or the CP Holder is entitled to designate for nomination to the Board, the VG Holder or the CP Holder, as applicable shall take all Necessary Action to cause the appropriate number of Designees to offer to tender their resignation, effective as of the next annual meeting of stockholders of the Company. Any Designee resigning pursuant to this Section 3(b) shall be permitted to continue serving as a director until the next annual meeting of stockholders of the Company.

ii.    If as a result of the provisions of Section 3(a)(i) or (ii) there are seats on the Board for which none of VG Holder or the CP Holder have the right to designate a director, the selection of such director shall be conducted in accordance with applicable law and with the Charter, by-laws of the Company, and the other corporate governance documents of the Company.

c.    Resignation; Removal; Vacancies.

i.    Any director may resign at any time upon written notice to the Board.

ii.    (A) VG Holder shall have the exclusive right to remove one or more of the VG Designees from the Board, and the Company and the Voting Parties shall take all Necessary Action to cause the removal of any such VG Designee(s) at the written request of VG Holder and (B) VG Holder shall have the exclusive right, in accordance with Subsection 3(a)(i), to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of VG Designees, and the Company and the Voting Parties shall take all Necessary Action to cause any such vacancies to be filled by replacement VG Designees as promptly as reasonably practicable. Notwithstanding anything to the contrary in this Subsection 3(c)(ii), VG Holder shall not have the right to designate a replacement VG Designee, and the Company and the Voting Parties shall not be required to take any action to cause any vacancy to be filled by any such VG Designee, to the extent that election or appointment of such VG Designee to the Board would result in a number of directors designated by VG Holder in excess of the number of directors that VG Holder is then entitled to designate for membership on the Board pursuant to this Agreement.

iii.    (A) The CP Holder shall have the exclusive right to remove one or more of the CP Designees from the Board, and the Company and the Voting Parties shall take all Necessary Action to cause the removal of any such CP Designee(s) at the written request of the CP Holder and (B) the CP Holder shall have the exclusive right, in accordance with Subsection 3(a)(ii), to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of CP Designees, and the Company and the Voting Parties shall take all Necessary Action to cause any such vacancies to be filled by replacement CP Designees as promptly as reasonably practicable. Notwithstanding anything to the contrary in this Subsection 3(c)(iii), the CP Holder shall not have the right to designate a replacement CP Designee, and the Company and the Voting Parties shall not be required to take any action to cause any vacancy to be filled by any such CP Designee, to the extent that election or appointment of such CP Designee to the Board would result in a number of directors designated by CP Holder in excess of the number of directors that CP Holder is then entitled to designate for membership on the Board pursuant to this Agreement.

iv.    (A) Until the earlier of the Sunset Date and the expiration of the Lock-Up Period, VG Holder shall take no action to cause the removal of one or more of the Other Designees and (B) until the Sunset Date, VG Holder must consult and discuss with the other directors of the Company before undertaking any action to cause the removal of one or more of the Other Designees.

v.    If at any time a Person serving as the CEO Director ceases to be the Chief Executive Officer of the Company, the Company and each Voting Party shall take all Necessary Action to cause the removal of such Person as the CEO Director and, at such time as a succeeding Chief Executive Officer is appointed by the Board, the appointment or election of such Person as the CEO Director.

d.    Committees.

i.    In accordance with the Charter, by-laws, and other corporate governance documents of the Company, the Board may from time to time by vote or resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Designees. Subject to applicable laws, stock exchange regulations and applicable listing requirements, VG Holder and the CP Holder shall each, severally, have the right to have one VG Designee and CP Designee, respectively, appointed to serve on each committee of the Board for so long as the VG Holder or the CP Holder, as applicable, has the right to designate at least two directors for election to the Board. The Voting Parties and the Company shall take all Necessary Action to cause the initial composition of certain committees of the Board to be agreed between VG Holder, CP Holder and the Company. The Board may dissolve any committee or remove any member of a committee at any time, provided that, (x) for so long as VG Holder has the right to designate at least two directors for election to the Board, following any such removal, VG Holder shall have the right to maintain at least one VG Designee serving on such committee and (y) for so long as CP Holder has the right to designate at least two directors for election to the Board, following any such removal, CP Holder shall have the right to maintain at least one CP Designee serving on such committee.

ii.    Subject to applicable laws and stock exchange regulations and applicable listing requirements, each of the VG Holder and the CP Holder shall also have the right to appoint one observer (a “Board Observer”) to attend any meeting of the Board for so long as the VG Holder or the CP Holder, as applicable, has the right to designate at least one director for nomination under this Agreement. Any meeting of the Board may exclude a Board Observer from access to any meeting materials or information or meeting or portion thereof or written consent if the Board determines, in good faith, that (i) such exclusion is reasonably necessary to protect highly confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence or (ii) such access would reasonably be expected to result in a conflict of interest with the Company; provided, that such exclusion shall be limited to the portion of the meeting materials or information or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the meeting materials or information or meeting or written consent that does not involve or pertain to such exclusion.

e.    Chairperson. For so long as CP Holder is entitled to designate at least one director for election to the Board in accordance with the terms and conditions of this Agreement, the Voting Parties and the Company shall take all Necessary Action to cause the initial Chairperson of the Board to be Chamath Palihapitiya. Notwithstanding anything to the contrary herein, at such time as VG Holder identifies and nominates a permanent Chairperson, who is reasonably acceptable to CP Holder and whom the Board determines qualifies as an “independent director” under stock exchange regulations applicable to the Company (the “New Designee”), (i) Chamath Palihapitiya shall resign from the role of Chairperson, (ii) one Other Designee shall resign from the Board, with the identity of such resigning Other Designee being determined by the Board (provided that Chamath Palihapitiya shall remain on the Board), and (iii) the New Designee shall become the Chairperson and replace the resigning Other Designee. The Company and the Voting Parties shall take all Necessary Action to cause the actions set forth in the preceding sentence.

f.    Voting. Each of the Company and the Voting Parties agree not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with this Agreement) that would frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board as herein stated. Each Voting Party, to the extent not prohibited by the Charter, shall vote all Voting Shares held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Board those individuals designated in accordance with this Section 3 and to otherwise effect the intent of the provisions of this Agreement.

4.    Required Approvals.

a.    From the date of this Agreement for so long as VG Holder is entitled to designate at least one director to the Board pursuant to Subsection 3(a)(i), in addition to any vote or consent of the Board or the stockholders of the Company required by applicable law, the Charter or by-laws of the Company, the Board may not approve, or cause the Company or any of its Subsidiaries to approve, and neither the Company nor any of its Subsidiaries may take, any action set forth on Exhibit 4(a) (whether directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise), other than as explicitly contemplated by this Agreement, the Merger Agreement or the Registration Rights Agreement, without the prior written consent of VG Holder.

b.    From the date of this Agreement for so long as VG Holder is entitled to designate at least two directors to the Board pursuant to Subsection 3(a)(i), in addition to any vote or consent of the Board or the stockholders of the Company required by applicable law, the Charter or by-laws of the Company, the Board may not approve, or cause the Company or any of its Subsidiaries to approve, and neither the Company nor any of its Subsidiaries may take, any action set forth on Exhibit 4(b) (whether directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise), other than as explicitly contemplated by this Agreement, the Merger Agreement or the Registration Rights Agreement, without the prior written consent of VG Holder.

c.    Until the Sunset Date, except as set forth on Exhibit 4(c), in addition to any vote or consent of the Board or the stockholders of the Company required by applicable law, the Charter or by-laws of the Company, the Board may not approve, or cause the Company or any of its Subsidiaries to approve any transaction (excluding transactions involving consideration less than $120,000) between an Interested Stockholder, on the one hand, and the Company or any subsidiary of the Company, on the other, without the affirmative vote of at least a majority of the directors of the Company that are not VG Designees.

d.    Until the Sunset Date, the VG Holder will first consult and discuss with the Board before (i) adopting, amending or repealing, in whole or in part, the Charter or by-laws of the Company and (ii) taking any action by written consent as a stockholder of the Company.

5.    Controlled Company.

a.    The Voting Parties agree and acknowledge that:

i.    by virtue of this Agreement, from and after the date hereof, they are acting as a “group” within the meaning of Section 13(d)(3) of the Exchange Act for the purpose of causing the Company to continue to qualify as a “controlled company” under Section 303A of the NYSE Listed Company Manual; and

ii.    by virtue of the combined voting power of the Voting Parties of more than fifty percent (50%) of the total voting power of the shares of capital stock of the Company outstanding as of the date hereof, the Company will, as of the date hereof, qualify as a “controlled company” within the meaning of Section 303A of the NYSE Listed Company Manual.

b.    From and after the date hereof, the Company agrees and acknowledges that, unless otherwise agreed by VG Holder, it shall elect, to the extent permitted under the NYSE Listed Company Manual, to be treated as a “controlled company” within the meaning of Section 303A of the NYSE Listed Company Manual.

6.    Representations and Warranties of each Voting Party. Each Voting Party on its own behalf hereby represents and warrants to the Company and the other Voting Party, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of his, her or its Voting Shares set forth on Annex A, as of the date of this Agreement, as follows:

a.    Organization; Authority. If Voting Party is a legal entity, Voting Party (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement and perform his or her obligations hereunder. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b.    No Consent. Except as provided in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a Voting Party’s ability to perform his, her or its obligations pursuant to this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the performance of Voting Party’s obligations hereunder. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c.    No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) if such

Voting Party is a legal entity, conflict with or violate any provision of the organizational documents of Voting Party, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets, except, in the case of clause (B), that would not reasonably be expected to impair, individually or in the aggregate, Voting Party’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Action pending or, to the knowledge of a Voting Party, threatened, against such Voting Party or any of Voting Party’s Affiliates or any of their respective assets or properties that would materially interfere with such Voting Party’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

d.    Ownership of Shares. Voting Party Beneficially Owns his, her or its Voting Shares free and clear of all Encumbrances. Except pursuant to this Agreement, the Merger Agreement and the Registration Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, Transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any shares of capital stock of the Company other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Annex A (collectively, “Options”).

7.    Covenants of the Company.

a.    The Company shall: (i) take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement; (ii) not take any action that would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the VG Holder under this Agreement without the prior written consent of the VG Holder; and (iii) not take any action that would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the CP Holder under this Agreement without the prior written consent of the CP Holder.

b.    The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary, (ii) for long as any director nominated pursuant to this Agreement serves as a director on the Board, maintain such coverage with respect to such director, and (iii) cause the Charter and by-laws of the Company (each as may be further amended, modified and/or supplemented) to at all times provide for the indemnification, exculpation and advancement of expenses of all directors of the Company to the fullest extent permitted under applicable law; provided, that upon removal or resignation of any director for any reason, the Company shall take all actions reasonable necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

c.    The Company shall pay all reasonable out-of-pocket expenses incurred by the directors in connection with the performance of his or her duties as a director/observer and in connection with his or her attendance at any meeting of the Board. The Company shall enter into customary indemnification agreements with each director and officer of the Company from time to time.

8.    No Other Voting Trusts or Other Arrangement. Each Voting Party shall not, and shall not permit any entity under Voting Party’s control to (i) deposit any Voting Shares or any interest in any Voting Shares in a voting trust, voting agreement or similar agreement, (ii) grant any proxies, consent or power of attorney or other authorization or consent with respect to any of the Voting Shares or (iii) subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

9.    Additional Shares. Each Voting Party agrees that all securities of the Company that may vote in the election of the Company’s directors that such Voting Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, the CP Shares shall not be included as Voting Shares for purposes of Section 3(a)(ii).

10.    No Agreement as Director or Officer. Voting Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity as a director or officer of the Company or any of its Subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

11.    Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12.    Termination. Following the Closing, (a) Sections 2, 3, 4, and 7 of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which no Voting Party has the right to designate a director to the Board under this Agreement; provided, that the provisions in Section 7(b) shall survive such termination; (b) Section 5 of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which the combined voting power of the Voting Parties no longer exceeds fifty percent (50%) of the total voting power of the Company then outstanding and (c) the remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each Voting Party when such Voting Party ceases to Beneficially Own any Voting Shares.

13.    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company, the VG Holder and the CP Holder. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14.    Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement. During the term of this Agreement, all dividends and distributions payable in cash with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties and all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity shall become Voting Shares for purposes of this Agreement.

15.    Assignment.

a.    Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

b.    Prior to the expiration of the Lock-Up Period, no Voting Party may assign or delegate such Voting Party’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Voting Shares by such Voting Party to a Permitted Transferee in accordance with the terms of the Registration Rights Agreement and this Section 15; provided, that, with respect to VG Holder and CP Holder, the rights hereunder that are personal to VG Holder and CP Holder, as applicable, may not be assigned or delegated in whole or in part, except that (i) VG Holder and CP Holder shall be permitted to transfer rights hereunder as VG Holder and CP Holder to one or more Affiliates or any direct or indirect partners, members or equity holders of VG Holder and CP Holder, respectively, (each, a “Transferee”) and (ii) VG Holder and CP Holder shall be permitted to designate any Transferee as “VG Holder” or “CP Holder”, as applicable, for purposes of this Agreement as if such Transferee were an initial signatory hereto (provided, for purposes of this clause (ii), that any such designated Transferee of the CP Holder is controlled by Chamath Palihapitiya).

c.    This Agreement and the provisions hereof shall, subject to Section 15(b), inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of the Voting Parties, including with respect to any of such Voting Party’s Voting Shares that are transferred to a Permitted Transferee in accordance with the terms of this Agreement and the Registration Rights Agreement.

d.    No assignment in accordance with this Section 15 by any party hereto (including pursuant to a transfer of any Voting Party’s Voting Shares) of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company or any other party hereto unless and until each of the other parties hereto shall have received (i) written notice of such assignment as provided in Section 22 and (ii) the executed written agreement of the assignee, in a form reasonably satisfactory to each of the other parties hereto, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) as fully as if it were an initial signatory hereto. Each Voting Party shall not permit the transfer of any such Voting Party’s Voting Shares to a Permitted Transferee unless and until the person to whom such securities are to be transferred has executed a written agreement as provided in clause (ii) of the preceding sentence.

e.    Any transfer or assignment made other than as provided in this Section 15 shall be null and void.

f.    Notwithstanding anything herein to the contrary, for purposes of determining the number of shares of capital stock of the Company held by VG Holder, on the one hand, and SCH Holder and CP Holder, on the other hand, respectively, the aggregate number of shares so held by VG Holder and SCH Holder and CP Holder, respectively, shall include any shares of capital stock of the Company transferred or assigned to a Permitted Transferee in accordance with the provisions of this Section 15; provided, that any such Permitted Transferee has executed a written agreement agreeing to be bound by the terms and provisions of this Agreement as contemplated by Section 15(d) above, including agreeing to vote or cause to be voted the Voting Shares Beneficially Owned by such Permitted Transferee as required of a Voting Party hereunder.

16.    Other Rights. Except as provided by this Agreement, each Voting Party shall retain the full rights of a holder of shares of capital stock of the Company with respect to the Voting Shares, including the right to vote the Voting Shares subject to this Agreement.

17.    Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

18.    Governing Law. This Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

19.    Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought against any of the parties in the United States District Court for the District of Delaware or any Delaware state court located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

20.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

21.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

22.    Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail. Notices provided pursuant to this Agreement shall be provided, (x) if to the Company, in accordance with the terms of the Merger Agreement, (y) if to any other party hereto, to the address or email address, as applicable, of such party set forth on Annex A hereto, or (z) to any other address or email address, as a party designates in writing to the other parties in accordance with this Section 22.

23.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:

VIRGIN GALACTIC HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

VG HOLDER

VIECO USA, INC.

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

SCH HOLDER

SCH SPONSOR CORP.

By:
Name:
Title:

CP HOLDER

[CP HOLDER]

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

Annex A

Voting Shares

Holder	Address	Shares of Common Stock	Warrants	Options	Other Equity Securities/Rights to Acquire Equity Securities
Vieco USA, Inc.

Vieco USA, Inc.

c/o Vieco 10 Limited

Craigmuir Chambers

PO Box 71

Road Town

Tortola

British Virgin Islands

Email:vghl@harneys.com

with copies to (which shall not constitute notice):

Virgin Management USA, Inc.

65 Bleecker Street, 6th Floor

New York, NY 10012

Attention: James Cahillane, General Counsel

Email: James.Cahillane@virgin.com

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Josh Dubofsky

                 Justin G. Hamill

                 Charles K. Ruck

Email:  josh.dubofsky@lw.com

             justin.hamill@lw.com

             charles.ruck@lw.com

SCH Sponsor Corp.
[CP Holder]

Exhibit 3(a)

Initial Designees

1.	VG Designees shall initially be Craig Kreeger, Evan Lovell and George Mattson.

2.	CP Designees shall initially be Chamath Palihapitiya and Adam Bain. Mr. Palihapitiya shall also initially serve as the Chairperson.

3.	Other Designees shall initially be Wanda Austin and James Ryans.

4.	CEO Director shall initially be George Whitesides.

Exhibit 4(a)

List of Matters for Required Approvals

1.

Sale or any merger, consolidation, purchase of an equity interest, tender offer, exchange offer, other secondary acquisition, business combination or similar transaction to which the Company or any of its Subsidiaries is a party (in one transaction or a series of related transactions);

2.

Amendment, modification or waiver of any term or condition of this Agreement or the Registration Rights Agreement, any provision of the Charter or by-laws of the Company or any organizational or governing document of any of the Subsidiaries of the Company;

3.	Liquidation, dissolution, winding-up or causing any voluntary bankruptcy or related actions with respect to the Company or any of its Subsidiaries; or

4.

Issuance or sale of any shares of capital stock of the Company or any of its Subsidiaries or securities convertible into or exercisable for any shares of capital stock of the Company or any of its Subsidiaries in excess of 5% of the then-issued and outstanding shares of capital of the Company, other than issuances of shares of capital stock upon the exercise of options to purchase shares of capital stock of the Company or any Subsidiary, as the case may be, in accordance with their respective terms.

Exhibit 4(b)

List of Matters for Required Approvals

1.

Sale or any merger, consolidation, purchase of an equity interest, tender offer, exchange offer, other secondary acquisition, business combination or similar transaction to which the Company or any of its Subsidiaries is a party (in one transaction or a series of related transactions), having a fair market value of $10,000,000 or more;

2.

Non-ordinary course sale, exchange, transfer, lease, disposition, surrender or abandonment of any assets of the Company or any Subsidiary of the Company (in one transaction or a series of related transactions), including any equity interest in any Subsidiary of the Company, having a fair market value of $10,000,000 or more;

3.

Acquisition of the business or assets (to the extent such acquisition of assets is non-ordinary course) of any other entity (in one transaction or a series of related transactions) having a fair market value of $10,000,000 or more;

4.

Acquisition of an equity interest in any other entity, by merger, purchase of equity interests or otherwise (in one transaction or a series of related transactions) having a fair market value of $10,000,000 or more, other than the incorporation, formation, establishment or similar by the Company or any of its Subsidiaries of a new wholly owned Subsidiary thereof;

5.

Engagement by the Company or its Subsidiaries (but not the Board of Directors or any committee thereof) of any professional advisers, including, without limitation, investment bankers and financial advisers, for any matters set forth in this Exhibit 4(b);

6.

Approval of any non-ordinary course investment (including capital contribution) or expenditure or execution of any agreement reasonably likely to result in costs and expenses (in one transaction or contract or a series of related transactions or contracts) having a fair market value of $10,000,000 or more (other than any investment or expenditure expressly contemplated by the annual operating budget of the Company then in effect);

7.	Increase or decrease the size of the Board;

8.

Issuance or sale of any shares of capital stock of the Company or any of its Subsidiaries or securities convertible into or exercisable for any shares of capital stock of the Company or any of its Subsidiaries, other than issuances of shares of capital stock upon the exercise of options to purchase shares of capital stock of the Company or any Subsidiary, as the case may be, in accordance with their respective terms;

9.

(A) making of any dividends or other distributions to the stockholders of the Company or (B) other than (i) redemptions made pursuant to any Acquiror Share Redemptions or (ii) any redemptions, repurchases, acquisitions or similar transactions of equity securities in the Company or any of its Subsidiaries in connection with the cessation of employment or service of a Person at a price no less than the then-current fair market value thereof and pursuant to the terms and conditions of the underlying applicable purchase, grant, award or other documentation approved by the Board, any redemption, repurchase or other acquisition of (x) shares of capital stock of the Company by the Company or (y) any shares of capital stock or other equity securities in any Subsidiary of the Company by the Company or any Subsidiary thereof (other than acquisitions or equity securities of a direct or indirect wholly owned Subsidiary of the Company by the Company or another direct or indirect wholly owned Subsidiary of the Company);

10.

(A) incurrence of indebtedness or guarantee of indebtedness of any third party other than the incurrence of indebtedness (i) pursuant to ordinary course trade payables or (ii) in an amount not to exceed $25,000,000 in aggregate principal amount in a single transaction or $100,000,000 in aggregate consolidated indebtedness for the Company, (B) amendment of the material terms of any indebtedness for borrowed money of the Company or any of its Subsidiaries or (C) refinance of indebtedness for borrowed money of the Company or any of its Subsidiaries;

11.

Amendment, modification or waiver of any term or condition of this Agreement or the Registration Rights Agreement, any provision of the Charter or by-laws of the Company or any organizational or governing document of any of the Subsidiaries of the Company;

12.	Liquidation, dissolution, winding-up or causing any voluntary bankruptcy or related actions with respect to the Company or any of its Subsidiaries;

13.	Entry into of a “related party transaction” under Item 404 of Regulation S-K; or

14.	Authorization or approval, or entrance into any agreement to do any of the foregoing.

Exhibit 4(c)

Interested Stockholder Transactions

Any transactions contemplated or permitted by the following:

1.	Registration Rights Agreement (as defined in the Merger Agreement)

2.	Transition Services Agreements (as defined in the Merger Agreement)

3.	TMLA (as defined in the Merger Agreement)

4.

Richard Branson and up to three (3) other individuals of his choice shall be permitted as passengers on the Company’s first commercial space flight, in each case, without any obligation to purchase tickets or otherwise pay for such flight.